Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-38867, 333-53557 and 333-104622) of Renaissance Learning, Inc. of our report dated February 21, 2005 relating to the financial statements of AlphaSmart, Inc., which appears in the Current Report on Form 8-K of Renaissance Learning, Inc. dated June 27, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 30, 2005